UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):		January 26, 2006
Aetna Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	1-16095 (Commission File Number)	23-2229683 (I.R.S. Employer Identification No.)

151 Farmington Avenue, Hartford, CT		06156
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(860) 273-0123

Former name or former address, if changed since last report:		Not applicable
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
Described below in this Item 1.01 are executive officer compensation actions taken by Aetna Inc. (“Aetna”).
On January 27, 2006, Aetna and Ronald A. Williams entered into an amendment to Mr. Williams’ existing employment agreement (the “Amendment”). Mr. Williams’ existing employment agreement is dated as of December 5, 2003. The Amendment will be effective on February 14, 2006, the date Mr. Williams assumes the additional position of Chief Executive Officer of Aetna.
The key terms of the Amendment are as follows:
•	Term. As amended, Mr. Williams’ employment agreement has a three-year term ending on December 31, 2008, with annual renewals thereafter until Mr. Williams’ 65th birthday. Non-renewal of the employment agreement by Aetna would be treated as a termination of employment “without cause” under the employment agreement.

•	Reporting. Mr. Williams will report only to Aetna’s Board of Directors.

•	Salary. Mr. Williams’ minimum annual salary is increased from $1.0 million to $1.1 million.

•	Bonus Opportunity. Mr. Williams’ target bonus opportunity is increased to 150% of base salary. Mr. Williams’ maximum bonus opportunity is increased from as much as 200% to as much as 300% of base salary.

•	Equity Award. Mr. Williams will be awarded a grant of 75,000 restricted stock units (“RSUs”) effective February 14, 2006. The RSUs, which will be adjusted to reflect the Company’s stock split (refer to Item 8.01), will vest in three equal annual installments commencing on February 14, 2007. The vested RSUs will be paid in shares of Aetna common stock six months after Mr. Williams terminates his employment with Aetna. The RSUs will fully vest immediately if Mr. Williams’ employment is terminated by Aetna without cause, by Mr. Williams for “good reason” or as a result of Mr. Williams’ death or disability. The RSUs will be credited with dividend equivalents.

•	Future Awards. In addition, with respect to future equity and long-term incentive grants, on Mr. Williams’ termination of employment, he will be treated as having met the criteria for “retirement” for purposes of such awards, which may permit such awards to vest after Mr. Williams terminates employment.
Additionally, at its meeting on January 26 and 27, 2006, the Committee on Compensation and Organization of the Board of Directors took the following actions with respect to the compensation of Aetna’s named executive officers (as defined in Regulation S-K item 402(a)(3)):

				2006 Stock		2006 Restricted
				Appreciation		Stock Unit
Executive Officer	2006 Salary (1)		2005 Bonus	Right Grant		Grant (2)

John W. Rowe, M.D. Chairman and Chief Executive Officer	$1,100,000	(3)	$2,000,000	500,000 shares	(4)	—
Ronald A. Williams President	$1,100,000		$1,700,000	$10,000,000	(6)	$4,300,000 (5)
Alan M. Bennett Senior Vice President and Chief Financial Officer	$575,000		$540,000	$2,100,000	(6)	$900,000
Craig R. Callen Senior Vice President, Strategic Planning and Business Development	$620,000		$550,000	$2,100,000	(6)	$900,000
Timothy A. Holt Senior Vice President, Chief Investment Officer and Chief Enterprise Risk Officer	$475,000		$480,000	$1,750,000	(6)	$750,000

(1)	Salary increases are effective April 10, 2006, except for Mr. Williams whose salary is effective February 14, 2006, the date he assumes the additional position of Chief Executive Officer of Aetna and in accordance with his amended employment agreement summarized above.

(2)	Represents grant date value of the 2006 restricted stock units (“RSUs”) granted. The number of RSUs granted will be determined using the closing stock price on the day following the date the Company releases its financial results for the fourth quarter and full year ended December 31, 2005, expected to be on February 10, 2006 (the effective grant date of the RSUs). The RSUs will vest three years from the effective date of grant on February 10, 2009.

(3)	No salary increase for 2006.

(4)	Represents the number of stock appreciation rights (“SARs”) granted to Dr. Rowe effective on the day following the date the Company releases its financial results for the fourth quarter and full year ended December 31, 2005, expected to be on February 10, 2006. The SARs granted to Dr. Rowe will vest one year from the date of grant on February 10, 2007. The SARs will be adjusted to reflect the Company’s stock split (refer to Item 8.01).

(5)	Does not include the 75,000 RSUs granted to Mr. Williams effective February 14, 2006 in accordance with his amended employment agreement summarized above.

(6)	Reflects the theoretical grant date value of the 2006 SARs granted. The strike price and the number of SARs will be determined using Aetna’s closing stock price on the day following the date the Company releases its financial results for the fourth quarter and full year ended December 31, 2005, expected to be on February 10, 2006 (the effective grant date of the SARs) and a SAR valuation factor of 32.9% (e.g., the number of SARs granted will equal the dollar value of the theoretical grant date value divided by a factor determined by multiplying Aetna’s closing stock price on February 10, 2006 by 32.9%). The SARs will vest in three equal annual installments on each anniversary of the effective date of grant; February 10, 2007, 2008 and 2009.
Section 8 — Other Events
Item 8.01 Other Events.
On January 27, 2006, the Board of Directors of Aetna declared a two-for-one stock split of the Company’s common stock to be effected in the form of a 100% common stock dividend. All shareholders of record at the close of business on February 7, 2006 will receive one additional share of common stock for each share held on that date. The additional share of common stock will be distributed to shareholders of record in the form of a stock dividend on February 17, 2006. A copy of the press release relating to this stock dividend is filed herewith as Exhibit 99.1 and hereby incorporated in this Item 8.01 by reference.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
99.1	Press release of Aetna Inc. dated January 27, 2006 announcing a two-for-one stock split to be effected in the form of a stock dividend
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AETNA INC.
Date: February 1, 2006	By:	/s/ Ronald M. Olejniczak
Name: Ronald M. Olejniczak
Title: Vice President and Controller